EXHIBIT 11.1

STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

	Three Months Ended September 30, 2006		Three Months Ended September 30, 2005
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)
Basic Weighted Average Shares Outstanding	7,182	$0.36	7,144	$0.32

Diluted
Average Shares Outstanding	7,182		7,144
Common Stock Equivalents	0		28

	7,182	$0.36	7,172	$0.31

	Nine Months Ended September 30, 2006		Nine Months Ended September 30, 2005
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)
Basic Weighted Average Shares Outstanding	7,176	$1.05	7,144	$0.93

Diluted
Average Shares Outstanding	7,176		7,144
Common Stock Equivalents	1		30

	7,177	$1.05	7,174	$0.93